BEI
                                      LOGO


                             BEI Technologies, Inc.

Dear Stockholder:                                              September 6, 2000

         I am pleased to inform you that the Board of Directors of BEI Technologies, Inc. ("Technologies") has approved, subject to approval by the California Department of Corporations, a distribution (the "Distribution") to our stockholders of approximately 42% of the outstanding securities of OpticNet, Inc. ("OpticNet"), a majority-owned subsidiary of Technologies.

         Your Board of Directors believes that the Distribution, which is designed to establish OpticNet as a substantially independent company able to adopt strategies and pursue objectives appropriate to its business, will be in the best interests of both Technologies and OpticNet. The Distribution will be accomplished pursuant to the approval by the California Department of
Corporations, as provided in the enclosed Notice of Hearing informing the stockholders of Technologies of a hearing scheduled for September 28, 2000 on the matter of the Distribution.

         OpticNet's business is focused on developing fiber optic components and subsystems used in telecommunications systems, such as optical switches. OpticNet hopes to become a leading provider of optical switching products for telecommunications, data networks and related markets and has entered into an initial agreement for the design and fabrication of optical components for the telecommunications market. OpticNet's management team is committed to providing the leadership necessary to deliver superior products and service to customers and to increase the value of OpticNet for its stockholders.

         We contemplate that in the Distribution, each holder of record of Technologies common stock as of the close of business on the record date for the Distribution, which record date will be set by the Board of Directors prior to the hearing on the Distribution, will receive one share of OpticNet common stock for every two shares of Technologies common stock held on such date, and cash in lieu of a fractional share. The Distribution is expected to be effected in October of 2000, as soon as possible following approval by the California Department of Corporations, and shortly thereafter stock certificates representing OpticNet shares will be mailed to the stockholders. OpticNet's shares will not be approved for listing with any securities exchange.

         The enclosed is a preliminary Information Statement describing the Distribution, and we will send you a final Information Statement, providing the definitive record and distribution dates for the Distribution upon approval from the California Department of Corporations to proceed with the Distribution. The preliminary Information Statement explains the contemplated Distribution and provides important information regarding OpticNet. Holders of the common stock of BEI Technologies, Inc. will not be required to take any action to participate in the Distribution and will receive the final Information Statement together with shares of OpticNet received in the Distribution.

         We are enthusiastic about the possibility of the Distribution and the establishment of OpticNet as a separate company, and look forward to your participation in the Distribution when it is accomplished.


                                                  Sincerely,


                                                  Charles Crocker
                                                  Chairman of the Board
                                                  and Chief Executive Officer

                              INFORMATION STATEMENT

                  TO THE STOCKHOLDERS OF BEI TECHNOLOGIES, INC.

         This preliminary Information Statement is being furnished to stockholders of BEI Technologies, Inc. ("Technologies") in connection with the contemplated distribution (the "Distribution") to holders of Technologies Common Stock, par value $.001 per share ("Technologies Common Stock"), on the record date for the Distribution (the "Record Date") of one share of OpticNet, Inc. ("OpticNet" or the "Company") Voting Common Stock, par value $.0001 per share ("OpticNet Common Stock"), for every two shares of Technologies Common Stock owned as of the Record Date, plus cash in lieu of fractional shares. The Record Date for the Distribution shall be set by the Board of Directors of Technologies following the mailing to the stockholders of this preliminary Information Statement and shall be set forth in the final Information Statement distributed to the stockholders in connection with the Distribution, subject to receipt of approval for the Distribution by the California Department of Corporations. In the Distribution, Technologies intends to distribute all shares of OpticNet Common Stock held by it to its stockholders, resulting in approximately 42% of the outstanding shares of OpticNet Common Stock (including securities convertible into OpticNet Common Stock) being distributed to holders of Technologies Common Stock. Following the Distribution, Technologies will continue to hold securities of OpticNet in the form of shares of Preferred Stock of OpticNet convertible into OpticNet Common Stock representing an ownership interest of approximately 23% in OpticNet. The remainder of the shares of OpticNet Common Stock contemplated to be outstanding at the time of the Distribution will be held by persons who have been, and are expected to continue to be, primary contributors to the development of the technology to be transferred to OpticNet by Technologies in connection with the Distribution. Technologies intends to transfer to OpticNet certain assets and related technology and intellectual property currently owned by Technologies and Technologies' majority-owned subsidiary, SiTek, Inc.

         The Distribution is contemplated to be effected in October of 2000 (when such exact date may be determined, the "Effective Date") with the distribution of OpticNet stock certificates by the Distribution Agent commencing as soon as practicable thereafter (when such exact date may be determined, the "Mailing Date"). Stockholders of Technologies will not pay any consideration for the shares of OpticNet Common Stock received in the Distribution. There is no current trading market for OpticNet Common Stock, nor do we presently intend to list the OpticNet Common Stock for trading with any securities exchange in connection with a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the shares of OpticNet Common Stock received in the Distribution will be subject to certain restrictions on transfer, as described in more detail within this Information Statement.

         NO   STOCKHOLDER   APPROVAL  IS  REQUIRED  IN   CONNECTION   WITH  THIS
DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

                           -------------------------

    THE SECURITIES TO BE ISSUED IN THE DISTRIBUTION HAVE NOT BEEN APPROVED OR
       DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER
           FEDERAL OR STATE AUTHORITY NOR HAS SUCH COMMISSION OR OTHER
                AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS INFORMATION STATEMENT. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

  THE ISSUANCE BY BEI TECHNOLOGIES, INC. OF THE SHARES OF OPTICNET COMMON STOCK
     TO ITS STOCKHOLDERS AS DESCRIBED IN THIS INFORMATION STATEMENT WILL BE
       EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, BY
            VIRTUE OF THE EXEMPTION PROVIDED FOR IN SECTION 3(A)(10)
                             OF THE SECURITIES ACT.

                           -------------------------

         Stockholders of Technologies with inquiries related to the Distribution should contact BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, California 94104, telephone (415) 956-4477, or Technologies' transfer agent, ChaseMellon Shareholder Services, L.L.C., Securities Transfer Services, P.O. Box 3310, South Hackensack, New Jersey 07606, telephone (415) 954-9516 (in the San Francisco Bay Area) and (800) 356-2017 (anywhere in the U.S.).

           The date of this Information Statement is September 6, 2000

                                                  TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----
INFORMATION STATEMENT.............................................................................................i
SUMMARY OF CERTAIN INFORMATION..................................................................................iii
FORWARD-LOOKING STATEMENTS........................................................................................1
THE DISTRIBUTION..................................................................................................1
     Reasons for the Distribution.................................................................................1
     Certain Federal Income Tax Consequences of the Distribution..................................................1
     Manner of Effecting the Distribution.........................................................................2
     Hearing Before the California Department of Corporations.....................................................2
     Fractional Shares............................................................................................2
     Relationship between Technologies and OpticNet after the Distribution........................................2
         Technology Transfer and Distribution Agreement ("Distribution Agreement")................................3
         InterCompany Services Agreement..........................................................................3
         License and Technical Assistance Agreement...............................................................3
     OpticNet Shares-Transfer Restrictions........................................................................3
     Other Consequences of the Distribution.......................................................................4
         Dividend Policies........................................................................................4
         Stock Options............................................................................................4
         Restricted Stock.........................................................................................4
THE BUSINESS OF OPTICNET..........................................................................................5
     Introduction and Historical Overview.........................................................................5
     Description of the OpticNet Business.........................................................................5
     Business Summary and Strategy................................................................................5
     Possible Customers and Markets...............................................................................6
     Products and Proprietary System..............................................................................6
DIRECTORS AND EXECUTIVE OFFICERS OF OPTICNET......................................................................7
     Directors....................................................................................................7
     Board of Directors...........................................................................................8
     Committees of the Board of Directors.........................................................................8
         Audit Committee..........................................................................................8
         Compensation Committee...................................................................................8
     Executive Officers...........................................................................................8
SECURITIES OWNERSHIP BY TECHNOLOGIES AND OPTICNET MANAGEMENT......................................................9
INCENTIVE PLANS OF OPTICNET......................................................................................10
     2000 Equity Incentive Plan..................................................................................10
     401(k) Plan.................................................................................................10
     Management Incentive Bonus Plan.............................................................................10
DESCRIPTION OF CAPITAL STOCK.....................................................................................11
     Authorized Capital Stock....................................................................................11
     Company Preferred Stock.....................................................................................11
     Company Common Stock........................................................................................11
     Common Stock Dividend Policy................................................................................12
CERTIFICATE OF INCORPORATION AND BYLAWS..........................................................................13
     Provisions of the Certificate of Incorporation and the Bylaws...............................................13
         Number of Directors; Removal; Filling Vacancies.........................................................13
         No Stockholder Action by Written Consent; Special Meetings..............................................13
         Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals.........................13
         Preferred Stock.........................................................................................14
         Amendment of Certain Provisions of the Certificate and Bylaws...........................................14
         Elimination of Liability of Directors and Executive Officers............................................14
         Indemnification of Directors and Officers...............................................................15
CERTAIN FEDERAL INCOME TAX CONSEQUENCES..........................................................................16

                                                         i.

                         SUMMARY OF CERTAIN INFORMATION

         This summary highlights selected information provided in more detail elsewhere in this Information Statement. You should carefully read this entire Information Statement. Certain capitalized terms used in this summary are defined elsewhere in this Information Statement.

         This preliminary Information Statement contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ from those anticipated in these forward-looking statements as a result of certain factors discussed in this Information Statement.


                                The Distribution

Distributing Company............... BEI    Technologies,    Inc.,   a   Delaware
                                    corporation  ("Technologies").  Technologies
                                    intends  to  continue  to  pursue  its  core
                                    businesses,  including the motion sensor and
                                    control   business   through  its   existing
                                    operations.

Distributed Company................ OpticNet,   Inc.,  a  Delaware   corporation
                                    ("OpticNet" or "the Company"), newly formed.
                                    The  primary   business  of  OpticNet   will
                                    consist  of  developing,  manufacturing  and
                                    marketing   fiber   optic   components   and
                                    subsystems   for   the    telecommunications
                                    market.

Distribution Ratio................. Each  Technologies  shareholder will receive one share of OpticNet Common Stock for every
                                    two shares of Technologies Common Stock held
                                    on the Record  Date.  The shares of OpticNet
                                    Common  Stock  being   distributed   to  the
                                    stockholders of Technologies are referred to as the "OpticNet Shares."

Shares to be Distributed........... It is contemplated  approximately  3,600,000 shares of OpticNet  Common Stock (par value,
                                    $.0001 per share) will be distributed, based
                                    on a number equal to approximately 7,200,000
                                    shares   of   Technologies    Common   Stock
                                    outstanding as of the Record Date for the Distribution.

Fractional Shares.................. Only whole  shares of OpticNet  Common Stock
                                    will  be  issued  in  connection   with  the
                                    Distribution. Instead of a fractional share to which a Technologies stockholder would otherwise be entitled, Technologies will pay to such stockholder a cash amount based on the per share value determined to be the value per share of OpticNet Common Stock as of the Record Date by the Board of Directors of OpticNet.

Trading Market..................... At  present,  there is no public  market for
                                    any  OpticNet  shares.   In  addition,   the
                                    Amended   and   Restated    Certificate   of
                                    Incorporation        ("Certificate        of
                                    Incorporation"  or  the  "Certificate")  and
                                    Bylaws  of   OpticNet   will   provide   for
                                    significant  restrictions on transfer of the
                                    OpticNet  Shares  until the Common  Stock of
                                    OpticNet  is  listed  for  trading   with  a
                                    nationally  recognized  securities exchange.
                                    Assuming    the    consummation    of    the
                                    Distribution, OpticNet expects to register its Common Stock in during calendar year 2001, or at such time as may be required. See "The Distribution-Listing and Trading of OpticNet Common Stock."

Effective Date for Distribution.... To be  determined  by the Board of Directors
                                    of   Technologies,   expected  to  occur  in
                                    October of 2000, subject to approval for the Distribution by the California Department of Corporations.

                                      ii.

Distribution Agent................. ChaseMellon Shareholder Services, L.L.C.

Mailing Date....................... We expect  distribution by the  Distribution
                                    Agent  of  certificates   representing   the
                                    OpticNet    Shares    distributed   in   the
                                    transaction  and cash in lieu of  fractional
                                    shares  will take  place in October of 2000,
                                    or as  soon  as  practicable  following  the
                                    Effective  Date.  Technologies  stockholders
                                    will not be required to make any payments or
                                    take  any  other  action  to  receive  their
                                    OpticNet       Shares.        See       "The
                                    Distribution-Manner    of   Effecting    the
                                    Distribution."

Reasons for the Distribution....... The  Board  of  Directors  of   Technologies
                                    believes  that  the  Distribution  is in the
                                    best  interests  of  Technologies   and  its
                                    stockholders for various reasons,  including
                                    (a) allowing  OpticNet to pursue  strategies
                                    and   objectives   more   conducive  to  its
                                    business   goals  than  is   possible  as  a
                                    majority-owned  subsidiary of  Technologies,
                                    (b) facilitating OpticNet's ability to offer
                                    incentives  directly  tied to the success of
                                    the OpticNet  business more  attractive  and
                                    appropriate for the recruitment,  motivation
                                    and   retention   of   key   employees   and
                                    consultants  of OpticNet  and (c)  improving
                                    OpticNet's ability to meet its financing needs by increasing OpticNet's ability to seek alternative means of financing.

Relationship Between Technologies
and OpticNet After the
Distribution....................... Immediately  following the Distribution,  it
                                    is   expected   approximately   42%  of  the
                                    outstanding  securities  of OpticNet will be
                                    owned by  stockholders  of  Technologies  by
                                    reason of the Distribution, and Technologies
                                    will    hold    securities    of    OpticNet
                                    representing   approximately   23%   of  the
                                    outstanding securities of OpticNet, with the
                                    remaining 35% of the outstanding  securities
                                    of   OpticNet   held  by  certain   founding
                                    stockholders  of  OpticNet.   An  additional
                                    number  of  shares  will  be  reserved   for
                                    issuance under OpticNet's employee incentive
                                    plan  following the  Distribution.  Prior to
                                    the    Distribution,    the    Company   and
                                    Technologies   intend   to   enter   into  a
                                    Technology    Transfer   and    Distribution
                                    Agreement  and  an   InterCompany   Services
                                    Agreement    describing   the   relationship
                                    between the Company and OpticNet  subsequent
                                    to the Distribution.  Additionally, OpticNet
                                    and    SiTek,     Inc.,     the    Company's
                                    majority-owned  subsidiary,  intend to enter
                                    into  a  License  and  Technical  Assistance
                                    Agreement,  as  well  as any  other  related
                                    agreements  that may be  necessary to govern
                                    the relationship  between SiTek and OpticNet
                                    subsequent  to the  Distribution.  See  "The
                                    Distribution-Relationship  between OpticNet,
                                    Technologies    and    SiTek    after    the
                                    Distribution."

Management of OpticNet and
Ownership of OpticNet Common Stock
By OpticNet Management............. Immediately after the Effective Date, all of
                                    the  executive   officers  of  OpticNet  are
                                    expected to be persons who  currently  serve
                                    as officers  and/or  directors  of OpticNet.
                                    See  "Directors  and  Executive  Officers of
                                    OpticNet."    Immediately    following   the
                                    Distribution,  members of the  management of
                                    OpticNet and other key  contributors  to the
                                    OpticNet   Business  are  expected  to  hold
                                    approximately 35% of the outstanding  shares
                                    of OpticNet  Common Stock not  including any
                                    OpticNet  Shares  received  by reason of the
                                    Distribution   to   the    stockholders   of
                                    Technologies.  See "Securities  Ownership by
                                    Technologies and OpticNet  Management".  The
                                    shares of OpticNet  Common  Stock  issued to
                                    management  of  OpticNet   (other  than  any
                                    shares which may be issued to management of OpticNet in connection with shares received

                                      iii.

                                    as    stockholders    of   Technologies   in
                                    connection   with  the   Distribution)   are
                                    subject to repurchase by OpticNet at the original issuance price, which repurchase right as to such shares lapses ratably over a four-year period.

Post-Distribution Dividend Policy
and Special Cash Dividend
Payment............................ Technologies  has  paid a cash  dividend  of
                                    $.02 per share of Technologies  Common Stock
                                    each  quarter   since  it  became  a  public
                                    company in September 1997. As of the date of
                                    the  Distribution,  Technologies  will  also
                                    distribute a special  one-time cash dividend
                                    to its  stockholders  intended  to cover the
                                    estimated tax  liability  they will incur by
                                    reason of their  receipt of the  dividend of
                                    the OpticNet  Shares,  any cash  received in
                                    lieu of a fractional  share and by reason of
                                    receipt  of  the   special   one-time   cash
                                    dividend.  See "Certain  Federal  Income Tax
                                    Consequences".   The   payment   of   future
                                    dividends, if any, by OpticNet will be at the discretion of its Board of Directors. See "The Distribution--Other Consequences of the Distribution-Dividend Policies."

Certain Provisions of Certificate of
Incorporation and Bylaws........... Certain provisions of OpticNet's Certificate of Incorporation and Bylaws, each as will be
                                    in effect  following the  Distribution,  may
                                    have the effect of making more  difficult an
                                    acquisition  of  control  of  OpticNet  in a
                                    transaction  not  approved  by its  Board of
                                    Directors. See "Certificate of Incorporation
                                    and  Bylaws."   OpticNet's   Certificate  of
                                    Incorporation   and  Bylaws   following  the
                                    Distribution will also contain  restrictions
                                    on  the   transferability  of  the  OpticNet
                                    Shares  received  in the  Distribution.  See
                                    "OpticNet Shares-Transfer Restrictions."

Equity Incentive Plan(s) of
OpticNet........................... Shares of OpticNet Common Stock representing
                                    approximately     10%    of    the     total
                                    capitalization   of   OpticNet  on  a  fully
                                    diluted basis will be reserved for issuance under OpticNet's 2000 Equity Incentive Plan. See "Incentive Plans of OpticNet".

Principal Office of OpticNet, Inc.. One Post Street,  Suite 2500, San Francisco,
                                    California 94104, telephone (415) 956-4477


                      Stockholders With Questions May Call:

         For questions relating to the Distribution and delivery of the stock certificates representing the OpticNet Shares, call ChaseMellon Shareholder Services at:

                    In San Francisco Bay Area: (415) 954-9516
                      Anywhere in the U.S.: (800) 356-2017

                           -------------------------

        For other questions please call Technologies at: (415) 956-4477, Monday through Friday between the hours of 9:00 a.m. and 4:00 p.m. Pacific Time

                                      iv.

                           FORWARD-LOOKING STATEMENTS

         This Information Statement may contain forward-looking statements that involve risks and uncertainties. When used in this Information Statement, the words "anticipate", "believe", "estimate", "expect" and similar expressions as they relate to Technologies or OpticNet or their respective Boards of Directors or management are intended to identify such forward-looking statements. OpticNet's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "The Business" and elsewhere in this Information Statement.


                                THE DISTRIBUTION

Reasons for the Distribution

         The Board of Directors of Technologies, after careful study and analysis, has concluded that it is in the best interest of Technologies and its stockholders to undertake the Distribution based on its belief that certain technology, related assets and intellectual property currently in the possession of Technologies and its majority-owned subsidiary, SiTek, Inc. (the "OpticNet Business"), would enjoy improved prospects and access to capital markets if embodied in an entity separate and apart from Technologies. The Board of Directors of each of Technologies and OpticNet believe that the Distribution will be beneficial to the stockholders of Technologies and OpticNet because it will separate out a development stage business of Technologies with distinct business goals and prospective operating characteristics and enable it to adopt strategies and pursue objectives more conducive to its business than is possible under a combined structure whereby the OpticNet Business is contained within Technologies and its subsidiaries. Technologies and OpticNet believe it is easier for management, employees and capital markets to focus on and understand the business goals and objectives of a corporation that focuses on a specified customer base with distinct needs and that specializes in products with related characteristics. The Distribution will allow OpticNet to adopt an organizational structure, system for personnel selection and incentive systems tailored to properly align with the OpticNet Business (in particular, provision for options exercisable for shares of OpticNet's common stock, which provide long-term motivation to employees). The Board of each of Technologies and OpticNet believe it is substantially easier for employees to relate to, internalize and endorse the business strategy of a specific company rather than an aggregation of companies focused on different customers in different industries.

         The Board of Directors of Technologies believes that OpticNet's growth and development will be better facilitated in several ways as a separate company. Among the anticipated benefits is the expectation that, as a separate company, OpticNet will be able to independently pursue strategic relationships with third parties with far more ease than it could as a part of Technologies. The Board of Directors of each of Technologies and OpticNet believe that the separation will allow potential customers, suppliers, financial lenders and equity investors to understand more clearly the OpticNet Business and also reduce OpticNet's cost of obtaining capital. In addition, the management of OpticNet believes that it will be better able to attract, motivate and retain key employees by providing stock-based incentive compensation tied directly to the results of their efforts as reflected in the fair market value of OpticNet Common Stock.

Certain Federal Income Tax Consequences of the Distribution

         The  Distribution   will  not  qualify  as  a  tax-free   distribution.
Accordingly, the fair market value of the shares of OpticNet Common Stock received by the Technologies stockholders will be taxable as a dividend, as will any cash received in lieu of fractional shares. The tax basis of the shares of Technologies Common Stock held by Technologies stockholders after the Distribution will not change and the tax basis of the shares of OpticNet Common Stock will be equal to their fair market value on the Effective Date. In addition, Technologies will recognize a gain on the distribution equal to the difference between the fair market value of the shares of OpticNet Common Stock distributed and Technologies' basis in the shares.

         Current U.S. Department of Treasury regulations require each Technologies stockholder who receives OpticNet Common Stock pursuant to the Distribution to attach to the stockholder's federal income tax return for the year in which the Distribution occurs a descriptive statement concerning the Distribution. Technologies will make available requisite information to each of its stockholders of record as of the Record Date. For additional detail on

                                       1.

certain federal tax consequences to the Technologies stockholders, see "Certain Federal Income Tax Consequences of the Distribution" in this Information Statement.

         ALL  STOCKHOLDERS  SHOULD CONSULT THEIR OWN TAX ADVISERS  REGARDING THE
PARTICULAR   FEDERAL,   FOREIGN,   STATE  AND  LOCAL  TAX  CONSEQUENCES  OF  THE
DISTRIBUTION TO THEM.

Manner of Effecting the Distribution

         Technologies will effect the Distribution on the Effective Date by delivering shares of OpticNet Common Stock to ChaseMellon Shareholder Services, L.L.C. as the distribution agent (the "Distribution Agent"), for distribution to the holders of record of outstanding shares of Technologies Common Stock on the Record Date. It is presently contemplated the Distribution will be made on the basis of one share of OpticNet Common Stock for every two shares of Technologies Common Stock outstanding on the Record Date. All such shares will be fully paid, nonassessable and free of preemptive rights. Upon completion of the Distribution, we expect there will be approximately 8,540,000 shares of OpticNet Common Stock outstanding (including securities convertible into OpticNet Common Stock), of which approximately 42% will be held by the stockholders of Technologies by reason of the Distribution. No portion of the shares that will be issued upon completion of the Distribution is being, or has been proposed to be, publicly offered by OpticNet. The shares will be subject to certain restrictions on transfer set forth in OpticNet's Certificate of Incorporation and Bylaws. For a description of these restrictions, see "OpticNet Shares-Transfer Restrictions."

         As soon as practicable following the Effective Date for the Distribution, the Distribution Agent intends to mail certificates representing OpticNet Common Stock to the Technologies stockholders. Technologies stockholders will not be required to pay for shares of OpticNet Common Stock received in the Distribution or to surrender or exchange shares of Technologies Common Stock to receive shares of OpticNet Common Stock. No vote of Technologies stockholders is required or sought in connection with the Distribution, and Technologies stockholders have no appraisal rights in connection with the Distribution.

Hearing Before the California Department of Corporations

         Following the mailing of the Notice of Hearing to the Technologies stockholders enclosed with this Information Statement, an administrative hearing for approval of the manner of effecting the Distribution will be held on September 28, 2000, at the offices of the California Department of Corporations located at 1390 Market Street, Suite 810, San Francisco, California, before W. Anthony Colbert, Senior Corporations Counsel, pursuant to the enclosed Notice of Hearing before the California Department of Corporations.

Fractional Shares

         Only whole shares of OpticNet Common Stock will be issued in connection with the Distribution. Instead of a fractional share to which a Technologies stockholder would otherwise be entitled, Technologies will pay to such stockholder a cash amount based on the per share value determined to be the value per share of OpticNet Common Stock as of the Record Date by the Board of Directors of OpticNet.

Relationship between Technologies, OpticNet and SiTek after the Distribution

         Immediately following the Distribution, it is expected Technologies will retain securities in OpticNet representing an approximately 23% interest.

         Subsequent to the Distribution, OpticNet will operate independently from Technologies. Technologies and OpticNet are not expected to become competitors because the companies will be engaged in the development and marketing of different types of products with different applications in different markets. At such time as shares of OpticNet's Common Stock may become tradable, shares of the two companies will trade independently.

                                       2.

         Technologies expects to provide OpticNet with treasury, management, financial and other administrative services for the near future, which services will be provided on a fee basis. OpticNet expects to develop its own financial, tax and administrative services capabilities in the future.

         Technology Transfer and Distribution Agreement ("Distribution Agreement"). The general terms and conditions of the Distribution are set forth in the Technology Transfer and Distribution Agreement which will be entered into between Technologies and OpticNet prior to the Distribution. The following is a summary of the principal provisions of the Distribution Agreement.

         The Distribution Agreement provides for the contribution to OpticNet of certain assets and intellectual property related to the fiber optic components technology developed by Technologies' majority-owned subsidiary, SiTek, Inc. ("SiTek"). See "The Business of OpticNet-Introduction and Historical Overview."

         The Distribution Agreement provides that OpticNet has the right in the future to hire certain individuals approved by Technologies who are or have been employees of Technologies or SiTek. In the event these individuals are employed by OpticNet in the future, Technologies and SiTek, as applicable, will have no further responsibility or liability with respect to the employment relationship of such employees upon their termination of employment by Technologies or SiTek, other than with respect to the final settlement of obligations with respect to such employees under existing incentive and benefit plans of Technologies.

         The Distribution Agreement will provide that in connection with the transfer of assets relating to the separation of the OpticNet business from Technologies, Technologies and/or SiTek and OpticNet may execute or cause to be executed various conveyancing and assumption instruments in such forms as the parties to the Distribution Agreement agree.

         The Distribution Agreement provides that expenses associated with the Distribution will be initially charged to and paid by Technologies, and in the future allocated between Technologies and OpticNet on an equitable basis, with OpticNet to reimburse Technologies for its respective share of the expenses.

         InterCompany Services Agreement. Technologies intends to make available to OpticNet for a transition period expected to terminate on or about September 30, 2001, certain personnel support, financial and administrative services and record-keeping functions, with Technologies being reimbursed for the costs and expenses incurred in connection with the provision of these services to OpticNet. The InterCompany Services Agreement further provides for OpticNet's continued use, during such period, of certain centralized staff services and systems, such as health claims administration, oversight of compliance with public company reporting requirements after the OpticNet Common Stock is registered under the Exchange Act, the preparation and filing of tax returns and the administration of retirement plan asset investment services, with Technologies being paid on an arm's length basis for such services. Technologies also intends to make available to OpticNet under this agreement a loan commitment for the loan of up to $2,000,000 to OpticNet by Technologies on an unsecured basis, subject to compliance with applicable loan covenants set forth in debt agreements of Technologies. Additionally, employees of OpticNet will participate within the 401(k) plan and the welfare benefit plans of Technologies during this interim period, and Technologies will arrange for general liability insurance coverage for OpticNet under Technologies' existing insurance policies for the duration of this interim period, or until OpticNet may otherwise obtain independent insurance coverage.

         License and Technical Assistance Agreement. SiTek and OpticNet intend to enter into a License and Technical Assistance Agreement whereby SiTek will license certain technology to OpticNet, assist OpticNet in certain research and development efforts following the Distribution and also fabricate and supply to OpticNet certain components utilized in OpticNet's products. Technologies and SiTek intend to together grant OpticNet an irrevocable, royalty free, worldwide, exclusive license to utilize the intellectual property and technology assigned to OpticNet under the Distribution Agreement to manufacture and market the fiber optic devices comprising the OpticNet Business.

                                       3.

OpticNet Shares-Transfer Restrictions

         There is not currently a public market for the OpticNet Common Stock, nor do we intend to create a public market by filing of a registration statement with the Securities and Exchange Commission ("SEC") under the Securities Act at any time in the near future. When required, OpticNet will register its Common Stock with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). Until such time as OpticNet may list its Common Stock for trading with a nationally recognized securities exchange (the "Listing Date"), which may be subsequent to a registration statement filed by OpticNet under the Exchange Act, OpticNet's Common Stock will be subject to significant restrictions on transfer. In particular, apart from limitations on transfer created by applicable securities laws, the Certificate of Incorporation and Bylaws of OpticNet will be amended prior to the Distribution to expressly forbid the holders of the OpticNet Common Stock from assigning, hypothecating, donating, encumbering or otherwise disposing of any interest in the OpticNet Shares received in connection with the Distribution until OpticNet's Common Stock has been registered under federal securities laws and any applicable state securities laws. The Distribution Agent, who will also act as transfer agent for OpticNet following the Distribution, will be given stop transfer instructions as to the OpticNet Common Stock in the event any such transfer by a holder of OpticNet Common Stock should be attempted prior to the Listing Date.

Other Consequences of the Distribution

         Dividend Policies. The payment of future dividends, if any, by the Company will be at the discretion of the Company's Board of Directors. The Company anticipates that for the foreseeable future it will retain earnings, if any, for use in its business.

         Certain Future Anti-takeover Effects. In conjunction with the Listing Date, OpticNet intends to amend its Certificate of Incorporation and Bylaws to include provisions that may make the acquisition of control of the Company more difficult or expensive.

         Stock Options. Holders of vested incentive and nonstatutory stock options to purchase Technologies Common Stock will be entitled to exercise these vested options prior to the Record Date and accordingly to receive shares of OpticNet Common Stock as part of the Distribution.

         Restricted Stock. Holders of shares of Technologies Common Stock remaining subject to future vesting pursuant to awards of restricted stock ("Technologies' Restricted Stock") will be eligible to participate in the Distribution. Each holder as of the Record Date of vested and unvested shares of Technologies Restricted Stock will receive as a result of the Distribution of OpticNet Common Stock vested and unvested shares of OpticNet Common Stock on a proportionate basis to the percentage of vested and unvested shares of Technologies Restricted Stock, respectively, held by such holder. Shares of vested and unvested OpticNet Common Stock shall be distributed such that for every two shares of vested and unvested stock of Technologies Restricted Stock the holder thereof shall receive one share of OpticNet Common Stock. Vesting of unvested shares of OpticNet Common Stock issued pursuant to the Distribution shall be in accordance with the vesting schedule applicable to the corresponding shares of Technologies Restricted Stock held by such stockholder.

                                       4.

                            THE BUSINESS OF OPTICNET


Introduction and Historical Overview

         To date, Technologies has operated the OpticNet business primarily within Technologies' majority-owned subsidiary, SiTek, Inc. and intends to transfer the intellectual property and related assets comprising the OpticNet Business to OpticNet at the time the Distribution occurs.

         As discussed under "The Distribution--Reasons for the Distribution," the management and Board of Directors of Technologies have concluded that it is in the best interests of Technologies and its stockholders to distribute shares representing approximately 42% of the outstanding Common Stock of OpticNet (including in such calculation securities convertible into OpticNet Common Stock) to the stockholders of Technologies as a taxable dividend. OpticNet, a Delaware corporation newly organized in February 2000, is currently a majority owned subsidiary of Technologies.

         Following the Distribution, OpticNet intends to file with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Exchange Act with respect to its Common Stock in late 2000, or at such time as may be required. Following the effectiveness of the Registration Statement, the Company will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. The Company will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meeting of stockholders.

         No person is authorized by Technologies or OpticNet to give any information or to make any representations other than those contained in this Information Statement, and if given or made, such information or representations must not be relied upon as having been authorized.

         OpticNet's principal executive offices are located at One Post Street, Suite 2500, San Francisco, California 94104 (telephone number (415) 956-4477).

         Unless the context indicates otherwise, "Technologies" refers to BEI Technologies, Inc. and its consolidated subsidiaries, and "OpticNet" and the "Company" refer to OpticNet, Inc.

Description of the OpticNet Business

         The OpticNet Business is the offspring of development efforts originally commenced by SiTek and Technologies. The OpticNet Business is focused on the developing, producing and marketing of fiber optic components and sub-systems for a primary market consisting of the telecommunications industry. Initial funding to support OpticNet's business initiatives was provided by a one million cash contribution by Technologies, in exchange for which OpticNet issued Technologies shares of its Series A Preferred Stock (convertible to OpticNet Common Stock on a one to one basis). OpticNet has also entered into an initial agreement funding design and fabrication efforts for optical components produced for the telecommunications market. Technologies intends to initially continue to provide financial support for OpticNet following the Distribution in the form of a $2,000,000 unsecured loan commitment to OpticNet. It is anticipated that OpticNet will obtain capital from outside investors to fund its continued development and manufacturing efforts from a combination of new customer orders, new preferred stock issues or other private placements of its securities and bank borrowings, however, no assurance can be given that such third-party capital will be available to OpticNet, and if available, if the terms thereof will be acceptable to OpticNet.

Business Summary and Strategy

         OpticNet intends to leverage the technology and other intellectual property received in connection with the Distribution Agreement to develop a Micro Electromechanical Systems ("MEMS") optical mirror switch and other fiber optic MEMS switching products for use by the telecommunications industry.

                                       5.

         OpticNet's goal is to utilize the intellectual property it will receive at the time of the Distribution (certain items as to which patent applications are pending with the United States Patent Office) to develop MEMS optical components including a superior optical switching product, expected to appeal to markets including the telecommunications industry, providers of private data networks and cable systems integrators. OpticNet's product concept is made possible by the proprietary MEMS technology that will be licensed exclusively to the company by SiTek, for use by OpticNet exclusively in connection with the OpticNet Business as the same is contemplated to develop. The technology that will be transferred to OpticNet by Technologies in connection with the Distribution includes that relating to direct fusion bonding and deep reactive ion etching of monocrystalline silicon ("Micromachining"). OpticNet expects this Micromachining technology may enable switches and associated components to match the performance and properties of the optical fiber transmission media. Additionally, OpticNet believes the proprietary optical switch technology that will be transferred to OpticNet at the time of the Distribution, when combined with this Micromachining technology, may have advantages over standard polysilicon surface micromachined switch designs and fabrication approaches. The advantages of the OpticNet approach may include superior optical mirror flatness and faster switching rates. The OpticNet concept may also provide easier scalability and reconfigurability of the relevant switch design.

Possible Customers and Markets

         OpticNet's potential customers for the custom and specialty optical MEMS devices which it intends to develop are optical equipment and component suppliers and could include companies such as Alcatel, Siemens, Nortel Networks, Cisco Systems, AT&T, Lucent, Stratos Lightware, JDS Uniphase, Corning, Tell Labs/Ciena and Glimmerglass Networks.

The primary market categories which might be served by OpticNet's proposed products are:

         o Telecommunications - Voice and Internet providers, including submarine and terrestrial long distance service, metro and local loops and fiber to curbside delivery;

         o Private Data Networks - including wide and local area networks and fiber to premises and desk-top stations;

         o Cable TV - including fiber to living rooms and provision of entertainment and internet services;

         o        Manufacturing   and   Testing   of   Equipment   -   including
                  instrumentation and automation categories; and

         o        Automotive/Aerospace - e.g., drive and fly by light functions.

Products and Proprietary System

         OpticNet's switch design concept is based on a silicon platform to integrate and assemble all the optical, mechanical and electronic functions and subcomponents of the switch. OpticNet believes this approach results in a switch development road map enabling a host of additional MEMS optical components to be included as a part of the foundational platform including connectors, splitters, attenuators, lenses, couplers, fiber aligners, light guides, and other components.

                                       6.

                  DIRECTORS AND EXECUTIVE OFFICERS OF OPTICNET

         The executive officers and directors of OpticNet and their ages as of August 15, 2000 are as follows:

         Name                      Age                    Position
         ----                      ---                    --------
Dr. Lawrence A. Wan.............   62       Chairman of the Board

Danforth Joslyn.................   70       President and Director

Gary D. Wrench..................   67       Chief Financial Officer and Director

Charles Crocker.................   61       Director

Martin Lim......................   36       Chief Technical Officer


Directors

         Provided below is information concerning the individuals who have agreed to serve as directors of OpticNet following the Distribution:

         Dr. Wan is currently a Senior Vice President and Chief Technical Officer of Technologies, and President of SiTek. He has been a director of BEI Medical Systems Company, Inc. ("BEI Medical") since November 1997, and served as Vice President and Chief Technical Officer of that corporation from July 1990 to September 1997 when it was known as BEI Electronics, Inc. ("BEI Electronics"). From 1984 until 1990, he served as Vice President, Engineering, of Systron Donner Corporation, and also held various other technical and general management positions with that company between 1979 and 1984. From 1968 through 1979, he was founder and Chief Executive Officer of Sycom, Inc., a commercial electronics company. Prior to that, he worked for Hughes Aircraft Company where he headed the Radar Systems Section of the Hughes Ground Systems Group. In 1962, Dr. Wan and two other professors established an Engineering School at the University of California, Santa Barbara, where he also taught Engineering. Dr. Wan holds B.S., M.S. and Ph.D. degrees in Engineering and Applied Sciences from Yale University.

         Mr. Joslyn was a founding  member of Optical Coating  Laboratory,  Inc.
(OCLI) a company specializing in vacuum deposited thin film products serving the optical networking, medical and currency security markets, and from 1959 to 1993, Mr. Joslyn served as a member of OCLI's Board of Directors and in a number of executive positions with OCLI, including as its President and Chief Operating Officer. From 1988 to 1993, Mr. Joslyn served as President and Chief Executive Officer of a joint venture with Imperial Chemical Industries (ICI) to develop color- shifting pigments for the security market. Mr. Joslyn holds a B.S. and a J.D. from the George Washington University.

         Mr. Wrench served as Senior Vice President and Chief Financial Officer of Technologies from September 1997 until his recent retirement in May 2000. He has served as a director of Technologies since June 1997. From July 1993 until September 1997, he served as a Senior Vice President and Chief Financial Officer of BEI Electronics and has served as a director of that corporation since 1986. From April 1985 to July 1993, he served as Vice President of BEI Electronics and President and Chief Executive Officer of BEI Motion Systems Company, Inc., then a wholly-owned subsidiary of BEI Electronics, but which is now a part of Technologies. Other experience includes twenty years with Hughes Aircraft Company including an assignment as President of Spectrolab, Inc., a Hughes subsidiary. Mr. Wrench holds a B.A. from Pomona College and an M.B.A. from the University of California, Los Angeles.

         Mr. Crocker, a founder of Technologies, has served as Chairman of the Board of Directors and Chief Executive Officer of Technologies since September 1997. He has served since 1974 as Chairman of the Board of Directors of BEI Medical. Mr. Crocker served as President of Crocker Capital Corporation, a Small Business Investment Company, from 1970 to 1985, and as General Partner of Crocker Associates, a venture capital investment partnership, from 1970 to 1990. He currently serves as a director of Fiduciary Trust Company International and Pope & Talbot, Inc. Mr. Crocker holds a B.S. from Stanford University and an M.B.A. from the University of California, Berkeley.

                                       7.

Board of Directors and Officers of the Company

         The members of the Company's Board of Directors are elected annually for a term of one year at the Company's annual meeting of the stockholders which shall be held for this purpose and to transact other business properly brought before the meeting. Upon election, all directors hold office until the next annual meeting of stockholders at which their terms expire and until their successors have been duly elected and qualified. Executive officers serve at the discretion of the Board. There are no family relationships among any of the officers and directors.

Committees of the Board of Directors

         Technologies will establish Audit and Compensation Committees of the Board. Members of the Audit and Compensation Committees will not be employees of OpticNet.

         Audit Committee. The Audit Committee will meet with the Company's independent accountants at least annually to review the results of the annual audit and to discuss the Company's financial statements; will recommend to the Board the independent accountants to be retained and evaluate the performance thereof; will receive and consider the accountants' comments as to internal controls, adequacy of staff, management performance and procedures in connection with audit and financial controls; to review, at such time as the Company is required to register its Common Stock under the Exchange Act, the Company's financial statements filed with the Securities and Exchange Commission; and will periodically review the results of the Company's internal audit program and responses by management. The Audit Committee will be composed of Messrs. Wan and Crocker.

         Compensation Committee. The Compensation Committee will make recommendations concerning salaries and incentive compensation, award stock options and other equity incentives to eligible executives, employees and consultants under the Company's equity incentive plan; prepare, at such time as the Company is required to register its Common Stock under the Exchange Act, a report to be filed the Company's proxy or information statement as to compensation polices concerning the Company's executive officers, and will otherwise determine compensation levels and perform such other functions regarding compensation as the Board may delegate. The Compensation Committee will be composed of Messrs. Wan and Crocker.

Executive Officers

         In addition to Messrs. Joslyn and Wrench and Dr. Wan, whose positions with OpticNet, experience and educational background are described under "Directors" above, the following person will also serve as an Executive Officer of OpticNet:

         Mr. Lim joined Technologies in 1995, where he specialized in developing advanced silicon-based sensors and facilitated other microfabrication efforts. In 1997 he was a founding member of SiTek, where he has identified and developed key proprietary micromachining processes. As the director of technology at SiTek, he managed the development of a silicon gyro as well initiating programs in microfluidics, biomedical implants and photonic devices including micromirrors, shutters, and optical platforms. Mr. Lim has been awarded 8 U.S. patents in both devices and processes technologies. Mr. Lim holds B.S. and M.S. degrees in Mechanical Engineering from the University of California at Berkeley.

                                       8.

                      SECURITIES OWNERSHIP BY TECHNOLOGIES
                             AND OPTICNET MANAGEMENT

         The following table sets forth the number of shares of OpticNet Common Stock expected to be owned following the Distribution, directly or indirectly by: (1) Technologies; (2) each director of OpticNet; (3) each of OpticNet's Executive Officers; (4) all executive officers and directors of OpticNet as a group; and (5) all those known by OpticNet to be beneficial owners of more than five percent of its Common Stock, based on the ownership by such persons of Technologies Common Stock as of August 15, 2000, except as otherwise noted. The share numbers set forth below give effect to the four for one split of all outstanding shares of the Common Stock and the Preferred Stock of OpticNet contemplated to be effected immediately prior to the Distribution. The ownership information presented below assumes no change in beneficial ownership of Technologies Common Stock between August 15, 2000 and the Record Date for the Distribution when the same may be determined.

                          Beneficial Owner                               Beneficial Ownership(1)
                          ----------------                               -----------------------
                                                                        Number of      Percent of
                                                                         Shares         Total (2)
                                                                         ------         ---------
BEI Technologies, Inc.............................................        2,000,000(3)       23.3%
     One Post Street
     Suite 2500
     San Francisco, CA
Lord Abbett & Co.(4)..............................................          446,424           5.2%
     The GM Building
     767 First Avenue
     New York, NY
Mr. Charles Crocker...............................................        1,201,524          14.0%
Dr. Lawrence A. Wan...............................................          871,856          10.2%
Mr. Gary D. Wrench................................................           46,134            *
Mr. Danforth Joslyn...............................................            8,000            *
Mr. Martin Lim....................................................          601,905           7.0%
All executive officers and directors as a group (5 persons)(5)....        2,729,419          32.0%

-----------------
*  Less than one percent

         (1) This table is based upon information supplied by the officers, directors and principal stockholders of the Company and upon any Schedules 13D or 13G filed with the SEC pertaining to shares held in Technologies. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and sole investment power with respect all shares indicated as beneficially owned.

         (2) Applicable percentages are based on 8,538,284 shares outstanding on August 15, 2000, adjusted as required under SEC rules.

         (3) Represents 2,000,000 shares of preferred stock of OpticNet held by Technologies which is convertible into OpticNet Common Stock on a one-for-one basis.

         (4) Based on shares of Technologies Common Stock held by Lord Abbett & Co. ("Abbett") as of June 30, 2000. Abbett has the sole power to vote and dispose of the shares held by it, however Abbett is owned by eight individuals who participate in the management of the firm's investment activities. Accordingly, Abbett and the eight individuals may be deemed beneficial owners of all shares held by Abbett.

         (5) Includes the shares described in the Notes above.

                                       9.

                           INCENTIVE PLANS OF OPTICNET

2000 Equity Incentive Plan

         We expect that the Company's 2000 Equity Incentive Plan (the "Incentive Plan") will be adopted by the Board of Directors of OpticNet in September 2000. The Incentive Plan provides for the grant or issuance of incentive stock options to employees and nonstatutory stock options, restricted stock purchase awards, and stock bonuses to consultants, employees and directors (collectively, "Stock Awards"). A total of 1,000,000 shares of OpticNet Common Stock are intended to be available for Stock Awards under the Incentive Plan. Prior to the effective date for the Distribution, no Stock Awards will have been granted under the Incentive Plan. Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         The Incentive Plan will be administered by the Compensation Committee of the Board of Directors which, in the case of stock options, determines optionees and the terms of options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof.

401(k) Plan

         It is anticipated that employees of OpticNet will participate in the tax qualified employee savings and retirement plan of Technologies, which will become a multi-employer plan for this purpose (the "Multiemployer 401(k) Plan") under which eligible employees may elect to defer their current compensation by up to certain statutorily prescribed annual limits ($10,500 in 2000) and to contribute such amount to the Multiemployer 401(k) Plan. The Multiemployer 401(k) Plan will permit, but not require, additional matching contributions to the Multiemployer 401(k) Plan by the Company on behalf of employees of OpticNet who participate in the Plan. The Multiemployer 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by employees or by the Company to the Plan, and income earned on Plan contributions, are not taxable to employees until withdrawn from the Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the Multiemployer 401(k) Plan, at the direction of each participant, will invest the 401(k) Plan employee salary deferrals in selected investment options.

Management Incentive Bonus Plan

         OpticNet Board of Directors intends to adopt a Management Incentive Bonus Plan for fiscal 2001 ("MIB Plan") covering employees of OpticNet. On the basis of goals relating to return on equity, and subject to predetermined limits under the MIB Plan, the OpticNet Compensation Committee will in its discretion determine a bonus fund for the Company following the end of the year. Based upon recommendations from management of OpticNet, the Compensation Committee may in its discretion approve individual awards to employees of OpticNet, subject to final approval of the OpticNet Board of Directors.

                                      10.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

         The following description of the capital stock of OpticNet is intended to reflect the amendment of the Company's Certificate of Incorporation immediately prior to the Effective Date to effect a four for one split of the outstanding shares of Common Stock and Preferred Stock for OpticNet and make certain conforming and related amendments to OpticNet's Certificate of Incorporation. The Company's authorized capital stock as of the Effective Date for the Distribution will consist of 7,000,000 shares of preferred stock, par value $.0001 per share (the "Company Preferred Stock"), of which 2,000,000 shares will be issued and outstanding and 40,000,000 shares of Company Common Stock, of which 35,000,000 shares will be designated as Voting Common Stock, none of which shares will be issued and outstanding prior to the Distribution and 5,000,000 shares will be designated as Nonvoting Common Stock, approximately 2,938,284 of which shares will be issued and outstanding prior to the Distribution. Stockholders of Technologies shall receive shares of the Voting Common Stock of OpticNet pursuant to the Distribution. Based on an estimated number of 7,200,000 shares of Technologies Common Stock outstanding as of the Record Date for the Distribution, approximately 3,600,000 shares of Company Voting Common Stock would be issued to the stockholders of Technologies in the Distribution. A final determination of the number of shares of the Company's Voting Common Stock to be issued to stockholders of Technologies in the Distribution will be set forth in the form of final Information Statement stockholders of Technologies will receive at such time the Distribution may be consummated. All of the shares of Company Voting Common Stock contemplated to be issued in the Distribution will be validly issued, fully paid and nonassessable. The Company Voting Common Stock will be subject to the restrictions on transfer described under "OpticNet Shares-Transfer Restrictions".

Company Preferred Stock

         As of the Distribution Date, the Company will have 2,000,000 shares of its Series A Preferred Stock outstanding, all of which shares will be held by Technologies. Holders of the Company's Preferred Stock vote on an as-if-converted basis together with the Common Stock on all matters except as otherwise provided by law or in the Company's Certificate of Incorporation.

         The Company may not, without the approval of Technologies, as the holder of the Series A Preferred, take any of the following actions: (i) alter or change the rights, preferences or privileges of the Series A Preferred, so as to affect the Series A Preferred adversely; (ii) authorize the issuance of any additional shares of Preferred Stock of the Company; (iii) enter into an agreement for (a) an acquisition of over fifty percent of the voting power of the Company or (b) a sale of substantially all of the assets of the Company or
(iv) agree to a voluntary liquidation or dissolution of the Company.

         Conversion. The Series A Preferred Stock is convertible at the option of BEI Technologies, Inc. into Common Stock of the Company on a one for one basis.

         Liquidation. In the event of any liquidation or winding up of the Company, including a merger, consolidation or reorganization in which the Company is not the surviving entity or a sale of substantially all of the assets of the Company, Technologies, as the holder of the Series A Preferred, is entitled to receive prior to any distribution to the holders of the Common Stock, a liquidation payment out of the distributable assets and property of the Company equal to $0.50 per each share of Series A Preferred Stock held by them.

         Dividends. Holders of the outstanding shares of Preferred Stock are entitled to dividends, when and if declared by the Board of Directors. No dividends may be declared or paid on the Common Stock unless any dividends declared on the Preferred Stock of the Company are first paid. The Company does not plan to pay any dividends in the foreseeable future.

         The Board of Directors has the authority, subject to the provisions of the Company's Certificate of Incorporation and as permitted by Delaware Law, to issue additional shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series, and to fix or alter the rights,

                                      11.

preferences and privileges of each such series, including dividend rights, conversion rights, voting rights, rights and terms of redemption and the liquidation preferences of any wholly unissued series of Preferred Stock.

Company Common Stock

         The rights, preferences, privileges, restrictions and other matters relating to the Voting Common Stock and Nonvoting Common Stock of the Company are in all respects identical, except as otherwise required by law or expressly provided in the Company's Certificate of Incorporation. Except as provided by the Delaware General Corporation Law, the holders of Nonvoting Common Stock are not entitled to vote their shares on any matter which the holders of Company Common Stock are generally entitled to vote their shares.

         The holders of Company Common Stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board with respect to any series of Company Preferred Stock, the holders of such shares exclusively will possess all voting power. The Certificate of Incorporation of the Company does not provide for cumulative voting in the election of directors. Thus, under the Delaware Law, the holders of more than one-half of the outstanding Company Common Stock generally will be able to elect all of the directors of the Company then standing for election. Subject to the preferential rights of the Company Preferred Stock as described above and in the Company's Certificate of Incorporation, the holders of Company Common Stock will be entitled to such dividends as may be declared from time to time by the Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders.

Common Stock Dividend Policy

         The payment and amount of any cash dividends on Company Common Stock after the Distribution will be subject to the discretion of the Company's Board of Directors. The Company anticipates that for the foreseeable future it will retain earnings, if any, for use in its business.

                                      12.

                     CERTIFICATE OF INCORPORATION AND BYLAWS

Future Anti-Takeover Provisions of the Certificate of Incorporation and the Bylaws

         Prior to the Listing Date, contemplated to occur in late 2000, or as such time as OpticNet may be required to register under the Exchange Act, OpticNet intends to amend its Certificate of Incorporation and Bylaws to incorporate certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise, of which a brief summary follows.

         Classified Board of Directors

         The Certificate and Bylaws will provide that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Board consists of the persons referred to under "Directors and Executive Officers of OpticNet". The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable.

         Number of Directors; Removal; Filling Vacancies

         The Certificate will provide that, subject to any rights of holders of Company Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board. In addition, the Bylaws will provide that, unless the Board otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Accordingly, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees.

         In addition, the Certificate and the Bylaws of the Company will provide that directors may be removed only for cause by a majority vote of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

         No Stockholder Action by Written Consent; Special Meetings

         The Certificate and the Bylaws will provide that stockholder action can be taken only at an annual or special meeting of stockholders and prohibit stockholder action by written consent in lieu of a meeting. The Bylaws will provide that special meetings of stockholders can only be called by a majority of the Board or by resolution of the Board. The provisions of the Certificate and the Bylaws prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called at the request of a majority of the Board.

         Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

         The Bylaws will establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of the Company, which provision provides that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company.
Additionally, this provision will provide that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting.

                                      13.

         By  requiring  advance  notice  of  nominations  by  stockholders,  the stockholder notice procedure described above will afford the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the stockholder notice procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, will provide the Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

         Preferred Stock

         The Certificate will authorize the Board to establish future series of Company Preferred Stock and to determine, with respect to any series of Company Preferred Stock, the terms and rights of such series. The Company believes that the ability of the Board to issue future series of Company Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Company Preferred Stock, as well as shares of Company Common Stock, will be available for issuance without further action by the Company's stockholders (other than the consent of Technologies as the holder of the Company's Series A Preferred), unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

         Amendment of Certain Provisions of the Certificate and Bylaws

         Under the Delaware Law, the stockholders will have the right to adopt, amend or repeal the bylaws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, the Bylaws may be adopted, amended or repealed by the board of directors. The Certificate will provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of voting securities of the Company, voting together as a single class, will be required to amend provisions of the Certificate relating to the prohibition of stockholder action without a meeting the number, election and term of the Company's directors; the removal of directors; the limitation of a director's personal liability for breaches of his fiduciary duty in certain circumstances; and certain other provisions. The vote of the holders of 66 2/3% of the outstanding shares of Voting Stock will be required to amend all other provisions of the Certificate. The Certificate will further provide that any amendment to the Bylaws relating to provisions addressing annual and special meetings of stockholders, the prohibition on stockholder action by written consent in lieu of a meeting, the size and powers of the Board, the classification of the Board, filling of Board vacancies and the removal of Board members, the indemnification of Board members and officers against liabilities incurred in connection with the performance of their duties, will require the affirmative vote of the holders of at least 66 2/3% of the outstanding voting securities of the Company.

         Elimination of Liability of Directors and Executive Officers

         The Certificate of Incorporation of the Company provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended from time to time.

         While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of the Company only if he or she is a director of the

                                      14.

Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

         Indemnification of Directors and Officers

         The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the extent not prohibited by the Delaware Law. Under the Bylaws, indemnified parties are entitled to indemnification to the fullest extent permitted by law. The Bylaws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

                                      15.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes certain federal income tax consequences that are expected to apply generally to Technologies' stockholders in connection with the Distribution. This summary is based upon current provisions of the Internal Revenue Code, existing regulations under the Internal Revenue Code and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences as described in this summary. No attempt has been made to comment on all federal income tax consequences of the Distribution that may be relevant to particular holders, including holders:

o who are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies and tax-exempt entities;

o who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

o who acquired their Technologies stock in connection with stock option or stock purchase plans or in other compensatory transactions;

o who hold their Technologies stock as a hedge or as part of a hedging, straddle or other risk reduction strategy; and

o        who do not hold their Technologies shares as capital assets.

         In addition, the following discussion does not address the tax consequences of the Distribution under state, local and foreign tax laws. Accordingly, Technologies stockholders are advised and expected to consult their own tax advisors regarding the federal income tax consequences of the Distribution in light of their personal circumstances and the consequences under state, local and foreign tax laws.

         No ruling from the Internal Revenue Service or opinion of counsel has been or will be requested in connection with the Distribution.

         Subject to the limitations discussed herein, it is expected that:

o Technologies stockholders will recognize dividend income equal to the fair market value of the OpticNet Shares received plus the amount of cash distributed, including any cash received in lieu of a fractional share of OpticNet stock (assuming that Technologies has either current or accumulated earnings and profits at least equal to the fair market value of such OpticNet Shares and cash distributed). The maximum marginal federal income tax rate for individuals presently applicable to dividend income is 39.6%. Corporate taxpayers are generally subject to a maximum marginal federal income tax rate of 35%, and may, subject to certain limitations, be eligible for a partial dividends received deduction;

o as of the date of the Distribution, Technologies will also distribute a special one-time cash dividend to its stockholders that, net of taxes, is intended to satisfy any tax liability incurred by reason of the Distribution;

o each Technologies stockholder's aggregate basis in the OpticNet shares received in the Distribution will be the fair market value of such OpticNet shares;

o the holding period for the OpticNet shares will begin on the day after the Technologies stockholders receive such shares;

o Technologies will recognize gain on the Distribution to the extent that the fair market value of the OpticNet stock distributed exceeds Technologies' basis in such stock at the time of the Distribution.

         Noncorporate   Technologies  stockholders  may  be  subject  to  backup
withholding at a rate of 31% on the OpticNet Shares received, as well as any cash received in lieu of a fractional share of OpticNet stock. However,

                                      16.

backup withholding will not apply to a Technologies stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter for the Distribution, or (ii) otherwise proves to Technologies that such stockholder is exempt from backup withholding.

THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW AS CURRENTLY IN EFFECT. BECAUSE OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, HOLDERS OF TECHNOLOGIES STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE DISTRIBUTION, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

                                       17.